UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of Earliest Event Reported) – January 20, 2006

TRIAD HOSPITALS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-14695	75-2816101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5800 Tennyson Parkway Plano, Texas	75024
(Address of principal executive offices)	(Zip Code)

(214) 473-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 20, 2006, Triad Hospitals, Inc. (the “Company”), through a subsidiary, entered into a master services agreement (the “Master Services Agreement”) with Perot Systems Corporation (“Perot Systems”), pursuant to which the Company will outsource its and certain of its affiliates’ and related entities’ information technology (“IT”) services. The services to be provided under the terms of the Master Services Agreement include, but are not limited to, application support, network management and help desk activities, as well as server and desktop computing for the Company’s corporate office and its network of hospitals and ambulatory surgery centers (the “Triad Facilities”). In addition, Perot Systems will implement clinical and revenue cycle software systems and an enterprise resource planning (ERP) software system to replace and/or supplement the Triad Facilities’ existing systems. The Master Services Agreement also provides that most of the Company’s and its affiliates’ IT employees may become employees of Perot Systems.

Aggregate fees under the Master Services Agreement are expected to be approximately $1.2 billion. The Master Services Agreement is effective as of January 31, 2006, and terminates on January 31, 2016, unless earlier terminated or extended pursuant to its terms.

As an additional aspect of its IT outsourcing initiative, the Company, through a subsidiary, also entered into a separate agreement with McKesson Information Solutions LLC for the provision of a standardized model for the Company’s clinical and revenue cycle software platforms and for the provision of related software maintenance for a period of ten years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIAD HOSPITALS, INC.

By:	/s/ REBECCA HURLEY
Rebecca Hurley Senior Vice President and General Counsel

Date: January 26, 2006